Exhibit (n)

KPMG LLP

Two Financial Center

60 South Street

Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 11, 2026, with respect to the consolidated financial statements of Neuberger Private Markets Access Fund LLC (formerly, NB Private Markets Access Fund LLC), incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

July 28, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.